                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                             ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NORDSON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
               Not Applicable

(2) Aggregate number of securities to which transaction applies:
               Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

(4) Proposed maximum aggregate value of transaction:
               Not Applicable

(5) Total fee paid:
               Not Applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
               Not Applicable

(2) Form, Schedule or Registration Statement No.:
               Not Applicable

(3) Filing Party:
               Not Applicable

(4) Date Filed:
               Not Applicable

                              NORDSON CORPORATION
                ------------------------------------------------
                                 Notice of 1998
                                 Annual Meeting
                              and Proxy Statement

                                 [NORDSON LOGO]

[NORDSON LOGO]

William P. Madar
Chairman of the Board

Edward P. Campbell
President and Chief
  Executive Officer

                                                                January 30, 1998

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Spitzer Conference Center, next to The Stocker Center, 1005 North Abbe Road, Elyria, Ohio, at 5:30 p.m. on March 12, 1998. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

WILLIAM P. MADAR                        EDWARD P. CAMPBELL
Chairman of the Board                   President and Chief
                                        Executive Officer

                              NORDSON CORPORATION

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at The Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 5:30 p.m. on March 12, 1998. The purposes of the meeting are:

  1. To elect three directors to the class whose term expires in 2001.

  2. To consider the following proposed amendments to the Nordson Corporation
     Regulations:

     a. To increase the shareholder vote required to call a special meeting of shareholders.

     b. To increase the shareholder vote required to change the number of directors and to give the Board of Directors unlimited discretion in changing the number of directors.

     c. To establish procedures for the proposal of business at a shareholders meeting and to increase the notice period for the nomination of directors.

     d. To obligate the Company to advance legal fees to directors and officers in connection with an action for which indemnification is required.

     e. To increase the shareholder vote required to amend certain provisions of the Company's regulations.

  3. To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 13, 1998 are entitled to notice of and to vote at the meeting.

                               For the Board of Directors

                               WILLIAM D. GINN
                               Secretary
January 30, 1998

                              NORDSON CORPORATION

                                PROXY STATEMENT

The Board of Directors of Nordson Corporation requests your proxy for use at the Annual Meeting of Shareholders to be held on March 12, 1998, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on page 2 and will be voted for the approval of each of the proposed amendments to Nordson's Regulations. You may revoke your proxy before it is voted by giving notice to Nordson in writing or orally at the meeting.

This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about January 30, 1998. Nordson's executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145. Its telephone number is
(440) 892-1580.

                             ELECTION OF DIRECTORS

Nordson's Board of Directors is composed of ten directors, divided into two classes of three members and one class of four members. The terms of these classes as of the 1998 Annual Meeting will expire in 1999, 2000 and 2001. Each of the directors serves for a term of three years and until a successor is elected. The Board met six times during the last fiscal year.

Three nominees for election as directors with terms expiring in 2001, as well as present directors whose terms will continue after the meeting, appear below.

NOMINEES FOR TERMS EXPIRING IN 2001

WILLIAM D. GINN, age 74, has been a director of Nordson since 1959. Mr. Ginn has been Of Counsel to Thompson Hine & Flory LLP, a law firm, since January 1993. Prior to that time he was a Partner with Thompson Hine & Flory LLP for more than five years. He is a director of The Davey Tree Expert Company, a tree and lawn care company. Thompson Hine & Flory LLP has in the past provided and continues to provide legal services to Nordson.

STEPHEN R. HARDIS, age 62, has been a director of Nordson since 1984. He has served as Chairman and Chief Executive Officer of Eaton Corporation since January 1996 and was Vice Chairman and Chief Executive Officer from September 1995 to December 1995. Mr. Hardis was Vice Chairman and Chief Financial and Administrative Officer of Eaton Corporation from 1986 until September 1995. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Eaton, KeyCorp, a bank holding company, Lexmark International, Inc., a manufacturer and seller of computer printer products, and The Progressive Corporation, an insurance holding company.

WILLIAM L. ROBINSON, age 56, has been a director of Nordson since July 1995. Mr. Robinson has served as Dean of the District of Columbia School of Law (now UDC School of Law) since 1988.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

DR. GLENN R. BROWN, age 67, has been a director of Nordson since 1986. Dr. Brown has been the Science Adviser to the Governor of the State of Ohio since July 1996. He is a retired Senior Vice President and a former director of The Standard Oil Company (now BP America, Inc.). He served as Vice Provost for Corporate Research and Technology Transfer of Case Western Re-serve University from January 1991 to July 1993. He is a director of Ferro Corporation, a producer of industrial specialty materials.

DR. ANNE O. KRUEGER, age 63, has been a director of Nordson since 1990. She has been a Professor of Economics at Stanford University since July 1993 and a Professor of Economics at Duke University from January 1987 to June 1993. She is a director of Western Digital Corp., an international supplier of hard disk drives for computers.

ERIC T. NORD, age 80, has been a director of Nordson or its predecessor since 1941. He served as Chairman of the Board of Nordson from 1967 to October 1997. Eric Nord is Evan Nord's brother.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2000

WILLIAM P. MADAR, age 58, has been a director of Nordson since 1985. He has served as Chairman of the Board of Nordson since October 1997 and was Vice Chairman from August 1996 to October 1997. He was Chief Executive Officer of Nordson from February 1986 to October 1997. From 1986 to August 1996, Mr. Madar also served as President of Nordson. Mr. Madar is a director of National City Bank, a national banking association, Brush Wellman Inc., a producer and supplier of beryllium and related products, specialty metal systems, and precious metal products, and The Lubrizol Corp., a manufacturer of specialty chemicals.

WILLIAM W. COLVILLE, age 63, has been a director of Nordson since 1988. He was Senior Vice President-Law, General Counsel, and Secretary of Owens-Corning Fiberglas Corp. from 1984 until December 1994 and currently serves as Acting General Counsel and Secretary of Owens-Corning. Owens-Corning manufactures glass fiber products and related materials. Mr. Colville is a director of Owens-Corning.

EVAN W. NORD, age 78, has been a director of Nordson or its predecessor since 1942. He was Vice President and Treasurer of Nordson for more than five years prior to his retirement in 1978. Evan Nord is Eric Nord's brother.

EDWARD P. CAMPBELL, age 48, was elected by the Board of Directors on August 2, 1996 to serve in a newly-created director position. He has served as President and Chief Executive Officer of Nordson since November 1, 1997 and was President and Chief Operating Officer of Nordson from August 1996 to October 1997. Mr. Campbell was Executive Vice President and Chief Operating Officer of Nordson from March 1994 to August 1996, and was a Vice President of Nordson from May 1988 to March 1994. He is a director of Victory Portfolios, Inc. and Key Funds, Inc., public investment companies.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

The present members of the Audit Committee are Messrs. Ginn, Evan Nord and Robinson, and Drs. Brown and Krueger. The Audit Committee reviews the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson's systems of internal control. The Committee also recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. The Audit Committee met three times during the last fiscal year.

The present members of the Compensation Committee are Messrs. Colville, Hardis, Eric Nord and Dr. Krueger. The Compensation Committee determines the salary and other compensation of Nordson's executive officers other than the Chief Executive Officer, supervises the administration of Nordson's 1993 Long-Term Performance Plan, as amended (the "Performance Plan"), 1995 Management Incentive Compensation Plan (the "Bonus Plan"), Excess Defined Benefit Pension Plan, Excess Defined Contribution Retirement Plan, and other pen-sion and retirement plans. A 162(m) Compensation Subcommittee, comprised of Messrs. Colville and Hardis and Dr. Krueger, determines the salary and other compensation of Nordson's Chief Executive Officer. During the last fiscal year the Compensation Committee met three times and the 162(m) Compensation Subcommittee met two times.

The present members of the Nominating Committee are Messrs. Hardis, Madar, Eric Nord and Dr. Brown, with Mr. Madar being a nonvoting member. The Nominating Committee screens and nominates candidates for election as directors and recommends committee members for appointment by the Board of Directors. A shareholder who wishes to suggest a director candidate for consideration by the Nominating Committee should send a resume of the candidate's business experience and background to Mr. Campbell at Nordson. The Nominating Committee did not meet during the last fiscal year.

During the last fiscal year, each director attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which he or she served except Dr. Krueger, who attended fifty-eight percent of the meetings.

COMPENSATION OF DIRECTORS

Nordson pays the Chairman of the Board of Directors a fee of $10,000 per quarter and $2,000 for each Board meeting attended. Nordson pays other directors who are not employees a fee of $5,000 per quarter, and $1,000 for each Board meeting attended. Each nonemployee director is also paid $1,000 for each committee meeting attended, with an additional $400 per quarter for committee chairmen.

Directors may defer all or part of their fees until retirement under the Performance Plan. The fees may be deferred as cash and credited with interest at a U.S. Treasury rate, or they may be translated into stock equivalents based on the market price of Nordson Common Shares when the fees are earned and credited with additional stock equivalents when dividends are paid.

Each non-employee director was granted a director option on March 10, 1992 and March 13, 1997. Beginning in 1997, non-employee directors will be granted a director option annually.

OWNERSHIP OF NORDSON COMMON SHARES

The following table shows the number and percent of Nordson Common Shares beneficially owned on January 13, 1998 by each of the directors, including nominees, each of the executive officers named in the Summary Compensation Table set forth on page 14, and by all directors and executive officers as a group.

                                 Number of
            Name                 Shares (1)     Percent
-----------------------------    ----------     -------
Dr. Glenn R. Brown                   10,973       *
Edward P. Campbell (2)              145,565        0.9
William W. Colville                   9,361       *
William D. Ginn (3)(5)(6)           416,635        2.5
Stephen R. Hardis                    25,450        0.2
Dr. Anne O. Krueger                   4,752       *
William P. Madar (2)                493,695        2.9
Eric T. Nord (4)(5)(7)            2,395,121       14.3
Evan W. Nord (7)(8)               2,276,536       13.6
William L. Robinson                   1,380       *
John E. Jackson (2)                 105,228        0.6
Yoshihiko Miyahara (2)               56,498        0.3
Donald J. McLane (2)                105,078        0.6
Christian C. Bernadotte (2)          27,613        0.2
All directors and executive       6,364,446       36.2
  officers as a group (23
  people) (9)

---------------

 * Less than 0.1%.

(1) Except as otherwise stated in notes (2) through (9) below, beneficial ownership of the shares held by each of the directors, executive officers and nominees consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the nominee or director. Beneficial ownership of the shares held by the non-employee directors includes the right to acquire shares on or before March 14, 1998 under the Director Option provisions of the Performance Plan and the Directors Deferred Compensation provisions of the Performance Plan in the following amounts: Dr. Brown, 8,523 shares; Mr. Colville, 6,761 shares; Mr. Ginn, 942 shares; Mr. Hardis, 13,450 shares; Dr. Krueger, 4,752 shares; Eric Nord, 8,922 shares; Evan Nord, 6,519 shares; and Mr. Robinson, 1,380 shares.

(2) These include the right to acquire shares on or before March 14, 1998 in amounts as follows: Mr. Madar, 249,341 shares; Mr. Campbell, 136,600 shares; Mr. Jackson, 90,000 shares; Mr. Miyahara, 37,875 shares; Mr. McLane, 47,875 shares; and Mr. Bernadotte, 25,820 shares.

(3) These include 78,709 shares held by Mr. Ginn as trustee of various trusts for the children and grandchildren of Eric Nord.

(4) These include 326,058 shares held by The Nord Family Foundation. As trustee of this foundation, Eric Nord has shared voting power and shared investment power with respect to these shares.

(5) These include 180,000 shares held by the Eric and Jane Nord Foundation. As trustees of this foundation, Eric Nord and Mr. Ginn have shared voting power and shared investment power with respect to these shares.

(6) These include 6,000 shares held by the Ginn Family Fund. As a trustee of this fund, Mr. Ginn has shared voting power and shared investment power with respect to these shares.

(7) These include 1,002,780 shares held by Eric Nord and Evan Nord as testamentary trustees under the will of Walter G. Nord, the founder of Nordson. Eric Nord and Evan Nord have shared voting power and shared investment power with respect to these shares.

(8) These include 500,000 shares held by the Cynthia W. Nord Charitable Remainder Unitrust and 500,000 shares held by the Evan W. Nord Charitable Remainder Unitrust. As trust advisor of those trusts Evan Nord has voting power with respect to these shares.

(9) These include the shares held by The Nord Family Foundation. Beneficial ownership of the shares held by each of the directors and officers as a group consists of sole voting power with respect to 505,000 shares, sole voting and sole investment power with respect to 1,762,169 shares, shared voting power and shared investment power with respect to 3,277,199 shares, and the right to acquire 820,078 shares on or before March 14, 1998.

As of December 31, 1997, present and former directors, officers, and employees of Nordson and their families beneficially owned over 11.4 million Nordson Common Shares, representing more than 68% of the outstanding shares. Nordson is party to an agreement that, with some exceptions, gives Nordson a right of first refusal with respect to proposed sales of Nordson Common Shares by Evan Nord and Eric Nord, individually or as testamentary trustees, Mr. Ginn, as trustee, and The Nord Family Foundation. Except as described in the above table, to the best of Nordson's knowledge, no person beneficially owns more than 5% of the outstanding Nordson Common Shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors, each member of which is a non-employee director, is responsible for approving executive management compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers. A 162(m) Compensation Subcommittee determines the salary and other compensation of Nordson's Chief Executive Officer. The Committee also administers employee stock plans and certain other benefit plans.

The Committee and the Board believe that the executive management compensation program should support the goals and objectives of the Company. These goals and objectives should balance the importance of annual financial performance with the equally important creation and protection of long-term fundamentals which support long-term growth and profitability.

Nordson's executive management compensation program:

  -- establishes compensation performance objectives that are directly linked to corporate goals;

  -- provides a high degree of leverage between compensation and corporate performance;

  -- creates long-term incentives directly linked to shareholder returns; and

  -- is designed to attract, retain and motivate key executives.

Total Cash Compensation

Nordson's corporate goal is to double the value of the Company over a five-year period, with the primary value set by the market for Company shares. Two annual performance objectives to support the achievement of this goal have been established: 1) an annual return on average invested capital of 16%; and 2) earnings per share growth of 15% per year.

The Committee believes that consistent achievement of these two objectives will lead to doubling the value of the Company over a five-year period. The cash compensation program for executive officers, including the Chief Executive Officer ("Officers"), which consists of a fixed annual base salary plus an annual cash bonus, is designed to link directly to the achievement of these two annual performance objectives.

In establishing the Officer cash compensation levels, the Committee uses a peer group of approximately 250 companies having similar sales volume and/or market value. This is a changing group of companies, with which Nordson would compete for Nordson executive talent or be a source from which future executives might be recruited.

This comparison group of companies is not identical to the companies included in the S&P 500 Index or the S&P Diversified Manufacturing Index used in the performance graph appearing on page 23. Nordson believes that these indices are a useful comparison for purposes of comparing Nordson's share price performance to the performance of a broad group of comparable companies. However, the companies included in these indices are not necessarily companies with which Nordson competes for executive talent or that would be a source from which future executives may be recruited, and are therefore an inappropriate group of companies for purposes of establishing cash compensation levels.

The Officer cash compensation program is designed such that if Nordson's financial performance is equal to the median financial performance of the peer group of companies, each Officer's total cash compensation will be less than the median compensation for similar positions in the peer group. As Nordson performance increases above the median for the peer group, Officer total cash compensation will increase correspondingly such that the percentile ranking of each Officer's total cash compensation will correlate with the percentile ranking of Nordson performance.

Base Salary

Officers' base salaries are targeted at the 50th percentile salary for similar positions within the peer group of companies. The Committee reviews the competitiveness of Officers' base salaries annually and if appropriate, salaries are changed based upon individual performance, competitive position and salary practices of the peer group companies.

Annual Cash Bonus

The bonus portion of cash compensation is paid pursuant to the Bonus Plan and is highly leveraged to achievement of the two corporate performance objectives.

In the Bonus Plan for 1997, 50% of the cash bonus eligibility was based on the return on average invested capital component of the plan, with a bonus to be paid if Nordson's annual return was at least 8%, and attaining its maximum when the return reached 16%. The remaining 50% of the cash bonus eligibility was based on the earnings per share component, with a bonus to be paid if Nordson's earnings per share growth was positive, and attaining its maximum when growth reached 20%.

Nordson achieved a 1997 return on average invested capital of 18% which exceeded the corporate objective of 16%. There was no earnings per share growth. Since performance exceeded the threshold payment level, Mr. Madar and the other Officers were paid bonuses based upon the factors described above.

Stock Options

The Committee believes that through the use of stock options, Officer interests are directly tied with those of the Company's shareholders.

Officers are issued stock option grants annually with an exercise price equal to the fair market value of the shares on the date of grant. These options are not fully exercisable until four years following the date of grant and expire in ten years, to reinforce a long-term perspective and to help retain key executives.

The intent is to provide stock option grants competitive with those offered to similar positions within the peer group of companies.

Deduction Limitation on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, precludes a publicly-held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to certain of the Officers. This provision became effective for the Company's tax year beginning October 31, 1994.

On March 9, 1995, the shareholders approved the Bonus Plan. The Committee believes that the Bonus Plan satisfies the Internal Revenue Service's requirements for "performance-based" compensation which would not be subject to the deductibility limitation under applicable Internal Revenue Service regulations. On March 10, 1993, the shareholders approved the Performance Plan. On March 13, 1997 the shareholders approved an amendment to the Performance Plan to satisfy the Internal Revenue Service's current requirements for "performance-based" compensation. The Committee will continue to monitor its compensation policy, including compensation, if any, paid under the Bonus Plan and the Performance Plan, for deductibility under these regulations.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
                         William W. Colville, Chairman
                         Stephen R. Hardis
                         Dr. Anne O. Krueger
                         Eric T. Nord

                         January 30, 1998

SUMMARY COMPENSATION TABLE

The following table sets forth individual compensation information for the fiscal year ended November 2, 1997, for William P. Madar, Edward P. Campbell, and the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended November 2, 1997 exceeded $100,000:

                                           Annual Compensation
                                    ----------------------------------
                                                             Other
          Name                                               Annual
     And Principal                  Salary      Bonus     Compensation
        Position            Year      ($)        ($)          ($)
------------------------    ----    -------    -------    ------------
William P. Madar(2)         1997    690,000    414,000       33,173(3)
Chairman                    1996    655,000    561,700            0
of the Board                1995    627,000    681,200            0
Edward P. Campbell(5)       1997    350,000    210,000       52,648(6)
President & Chief           1996    325,000    278,700            0
Executive Officer           1995    304,000    330,250            0
John E. Jackson             1997    261,000    127,237            0
Senior Vice President       1996    250,000    174,200            0
                            1995    240,000    211,850            0
Yoshihiko Miyahara(7)       1997    303,490     56,904            0
Vice President              1996    327,807     85,230            0
                            1995    363,199    122,580            0
Donald J. McLane            1997    215,000    104,812            0
Vice President              1996    202,000    140,750            0
                            1995    190,000    167,700            0
Christian C. Bernadotte     1997    204,000     99,450            0
Vice President              1996    190,000    132,350            0
                            1995    182,000    160,650            0

                             Long-Term Compensation
                            ------------------------

                                     Awards
                            ------------------------
          Name               Restricted                  All Other
     And Principal          Stock Awards    Options/    Compensation
        Position                ($)         SARs (#)      ($) (1)
------------------------    ------------    --------    ------------
William P. Madar(2)                   0      70,000       8,225,972 (4)
Chairman                              0      70,000          76,899
of the Board                          0      70,000          41,630
Edward P. Campbell(5)                 0      30,000          26,817
President & Chief                     0      30,000          32,122
Executive Officer                     0      30,000          16,589
John E. Jackson                       0      16,000          19,191
Senior Vice President                 0      16,000          25,780
                                      0      16,000          15,167
Yoshihiko Miyahara(7)                 0      12,000               0
Vice President                        0      12,000               0
                                      0      10,500               0
Donald J. McLane                      0      12,000          15,146
Vice President                        0      12,000          20,239
                                      0      10,500          11,728
Christian C. Bernadotte               0      12,000          14,110
Vice President                        0      10,000          17,449
                                      0       8,000          17,819

---------------

(1) Includes in each case employer matching and allocations made to Nordson Corporation's Employee Savings Trust Plan and Supplemental Plan and Nordson's Employee Stock Ownership Plan and Supplemental Plan as follows:
    Mr. Madar, $40,248 and $17,772; Mr. Campbell, $19,773 and $7,044; Mr.
    Jackson, $13,906 and $5,285; Mr. McLane, $11,151 and $3,995; and Mr.
    Bernadotte, $10,584 and $3,526, respectively.

(2) Mr. Madar retired as Vice Chairman and Chief Executive Officer of Nordson Corporation on October 31, 1997.

(3) Represents a one-time accrued vacation payout.

(4) Amounts reported in this column for 1997 reflect a payment to Mr. Madar from the Excess Defined Benefit Pension Plan in regard to his retirement, taken as a lump sum pursuant to his employment agreement.

(5) Mr. Campbell became President and Chief Executive Officer of Nordson Corporation on November 1, 1997.

(6) Amounts reported in this column for 1997 reflect a $29,425 one-time fee paid on behalf of Mr. Campbell for a club membership and personal benefits including a $14,000 car allowance.

(7) Mr. Miyahara's salary and bonus are stated in U.S. Dollars and reflect the average annual Japanese Yen exchange rate in effect during each of the fiscal years noted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding individual grants of stock options/SARs made during the fiscal year ended November 2, 1997 to each executive officer named in the Summary Compensation Table:

                                        INDIVIDUAL GRANTS
                    ---------------------------------------------------------
                       NUMBER OF       % OF TOTAL
                      SECURITIES      OPTIONS/SARS
                      UNDERLYING       GRANTED TO    EXERCISE OR                 GRANT DATE
                     OPTIONS/SARS     EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
       NAME         GRANTED (1) (2)   FISCAL YEAR     ($/SHARE)       DATE         ($) (3)
------------------  ---------------   ------------   -----------   ----------   -------------
William P. Madar          70,000          16.0%          55.25     11/04/2006      1,258,600
Edward P. Campbell        30,000           6.8%          55.25     11/04/2006        539,400
John E. Jackson           16,000           3.7%          55.25     11/04/2006        287,680
Yoshihiko Miyahara        12,000           2.7%          55.25     11/04/2006        215,760
Donald J. McLane          12,000           2.7%          55.25     11/04/2006        215,760
Christian C.
  Bernadotte              12,000           2.7%          55.25     11/04/2006        215,760

---------------

(1) All options become exercisable beginning one year after grant date at 25% per year on a cumulative basis. The exercise price was equal to the fair market value on the date of grant. The exercise price and tax withholding obligations related to the exercise may be paid by cash, delivery of already owned shares, or by offset of the underlying shares, or any combination thereof.

(2) No stock appreciation rights ("SARs") were granted to any employee other than stock appreciation rights ("Limited Rights") that become exercisable only upon the occurrence of a change in control of Nordson.

(3) These values were calculated using a Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in these calculations:

    (a) Expected life of option: 6.5 years;

    (b) Volatility factor: 22.0%;

    (c) Assumed risk-free rate of interest: 6.23%;

    (d) Assumed dividend yield: 1.25%;

    (e) No reduction in the value calculated has been made for possible forfeitures.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth information regarding each exercise of stock options/SARs during the fiscal year ended November 2, 1997, by each executive officer named in the Summary Compensation Table, and the value of unexercised stock options/SARs held by each executive officer named in the Summary Compensation Table:

                                                             NUMBER OF
                                                            SECURITIES            VALUE OF
                                                            UNDERLYING          UNEXERCISED
                                                            UNEXERCISED         IN-THE-MONEY
                       NUMBER OF                          OPTIONS/SARS AT     OPTIONS/SARS AT
                       SECURITIES                           FY-END (#)         FY-END(2) ($)
                       UNDERLYING            VALUE
                      OPTIONS/SARS        REALIZED(1)      EXERCISABLE/         EXERCISABLE/
       NAME            EXERCISED              ($)          UNEXERCISABLE       UNEXERCISABLE
------------------    ------------        -----------     ---------------     ----------------
William P. Madar         97,024            3,411,946          264,515/            1,103,092/
                                                              122,500                     0
Edward P. Campbell        9,300              350,244          133,800/            1,527,639/
                                                               52,500                     0
John E. Jackson          38,400            1,407,318           86,000/              739,500/
                                                               28,000                     0
Yoshihiko Miyahara        9,000              117,000           34,875/               27,615/
                                                               20,625                     0
Donald J. McLane         49,200            1,908,488           44,875/              121,665/
                                                               20,625                     0
Christian C.
  Bernadotte              1,248               46,566           22,820/               85,567/
                                                               19,720                     0

---------------

(1) Represents the difference between the option exercise price and the last sales price of a common share on the NASDAQ National Market System on the date prior to exercise.

(2) Based on the last sales price of the common shares of $49.63 on the NASDAQ National Market System on October 31, 1997. The ultimate realization of profit on the sale of the common shares underlying such options is dependent upon the market price of such shares on the date of sale.

SALARIED EMPLOYEES' PENSION PLAN

Benefits under the U.S. Salaried Employees' Pension Plan are based on average annual compensation (salaries, commissions, and incentive bonuses) for the highest five years during the last 10 years of employment prior to retirement. The following table shows the annual benefit payable under the Plan at age 65.

   Final
  Average                        Years of Benefit Service
   Annual        --------------------------------------------------------
Compensation        10          15          20          25          30
------------     --------    --------    --------    --------    --------
 $  100,000        13,028      19,544      26,056      32,572      39,088
    200,000        31,359      47,044      62,719      78,403      94,088
    300,000        49,691      74,544      99,382     124,235     149,088
    400,000        68,022     102,044     136,045     170,066     204,088
    500,000        86,354     129,544     172,708     215,898     259,088
    700,000       123,017     184,544     246,034     307,561     369,088
    900,000       159,680     239,544     319,360     349,224     479,088
  1,100,000       196,343     294,544     392,686     490,887     589,088
  1,300,000       233,006     349,544     466,012     582,550     699,088
  1,500,000       269,669     404,544     539,338     674,213     809,088
  1,700,000       306,332     459,544     612,664     765,876     919,088

The amounts shown in the table represent the annual benefit (after reduction for Social Security payments) payable to an employee for life. Certain surviving spouse benefits are also available under the Plan, as well as early retirement benefits. The table has been prepared without regard to benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Mr. Madar retired on October 31, 1997 with 11 years of service. Under the terms of Mr. Madar's employment agreement, described on page 24, Mr. Madar's payments under this Plan are limited to $3,061 per month for life. The years of benefit service credited under the Plan as of November 2, 1997 for the other executive officers named in the Summary Compensation Table who continue to participate in the Plan are as follows: Mr. Campbell - 9 years; Mr. Jackson - 11 years; Mr. McLane - 22 years; and Mr. Bernadotte - 11 years. Mr. Miyahara is not included in the pension plan described above but is covered by a pension arrangement that is specific to Nordson K.K., the Japanese subsidiary.

EXCESS DEFINED BENEFIT PENSION PLAN AND
EXCESS DEFINED CONTRIBUTION RETIREMENT PLAN

The Internal Revenue Code limits the benefits provided under the Salaried Employees' Pension Plan, the amount that an employee can contribute to the Employees' Savings Trust Plan, and the amount that Nordson can contribute on behalf of an employee under the Employees' Savings Trust Plan and the Employee Stock Ownership Plan.

The Excess Defined Benefit Pension Plan provides for the payment, out of Nordson's general funds, of the amount by which certain participants' benefits under the Salaried Employees' Pension Plan would exceed the limitations applicable to that Plan. The terms of payment under the Excess Defined Benefit Pension Plan are the same as those under the Salaried Employees' Pension Plan.

The table on page 20, which does not reflect benefit limitations imposed by the Internal Revenue Code, shows the aggregate annual pension benefits payable under both the Salaried Employees' Pension Plan and the Excess Defined Benefit Pension Plan.

The Excess Defined Contribution Retirement Plan provides for the payment, out of Nordson's general funds, of the amount by which the participant's contributions under the Employees' Savings Trust Plan and Nordson's contributions to the Employees' Savings Trust Plan and the Employee Stock Ownership Plan would exceed the limitations applicable to those Plans. Salaried employees who are designated by the Compensation Committee and who participate in the Employees' Savings Trust Plan or the Employee Stock Ownership Plan are eligible to participate in the Excess Defined Contribution Retirement Plan. Payments under the Excess Defined Contribution Retirement Plan may be made either in lump sum or in monthly installments over a two-year period. The Compensation Committee administers the Excess Defined Contribution Retirement Plan.

Benefits under the Excess Defined Contribution Retirement Plan resulting from the Internal Revenue Code limitations applicable to the Employees' Savings Trust Plan will be paid in cash, and benefits resulting from the Internal Revenue Code limitations applicable to the Employee Stock Ownership Plan will be paid in Nordson Common Shares. The amount to be paid in Nordson Common Shares is based on the benefits that participating employees would have received under the Employee Stock Ownership Plan if the Internal Revenue Code Limitations applicable to that plan had not been in effect.

The portions of Nordson's contributions under the Excess Defined Contribution Retirement Plan allocated to the accounts of the executive officers named in the compensation table except Mr. Miyahara, who does not participate in the plan, and to all current executive officers as a group during the fiscal year ended November 2, 1997 are as follows: Mr. Madar - $35,748 and 277 shares; Mr. Campbell - $15,273 and 94 shares; Mr. Jackson - $9,406 and 64 shares; Mr. McLane
- $6,651 and 42 shares; Mr. Bernadotte - $6,084 and 34 shares; and all current executive officers as a group - $96,468 and 646 shares.

PERFORMANCE GRAPH

The following is a graph which compares the five year cumulative return from investing $100 on October 30, 1992 in each of Nordson Corporation Common Shares, the S&P 500 Index of companies and the S&P Diversified Manufacturing Index of companies, with dividends assumed to be reinvested when received.

                           TOTAL SHAREHOLDER RETURNS

                                INDEXED RETURNS

                                                        S&P
                                                    DIVERSIFIED
 MEASUREMENT PERIOD       NORDSON       S&P 500     MANUFACTURING
(FISCAL YEAR COVERED)      CORP.         INDEX         INDEX
1992                            100           100           100
1993                         115.03        114.94        121.12
1994                         121.62        119.39        133.59
1995                         126.85        150.96        168.65
1996                         122.37        187.33        233.01
1997                         111.92        247.48        291.04

Assumes $100 invested on October 30, 1992 in Nordson Corporation,
S&P 500 Index, and S&P Diversified Manufacturing Index. Total return assumes reinvestment of dividends.

AGREEMENTS WITH OFFICERS AND DIRECTORS

In January 1986, Nordson entered into an employment agreement with Mr. Madar. The agreement had an initial five-year term, and was extended automatically for additional one-year terms unless terminated by either party upon certain conditions. The agreement was amended in March 1993 and conformed the method for determining Mr. Madar's cash compensation beginning in fiscal year 1994 to that used to establish the cash compensation for the other executive officers. As amended, the agreement provided for the continued employment of Mr. Madar until terminated by either party upon certain conditions.

The amended agreement provided that Mr. Madar would receive a supplemental pension benefit that, in effect, maintained the benefits he would have received if he had remained with his former employer, and this benefit is essentially unchanged from the unamended January 1986 agreement. The amount of the benefit is equal to a percentage of his highest annual compensation (base salary and incentive compensation) over the 36 consecutive month period producing the highest average compensation reduced by the sum of the benefits payable under the pension plans of Nordson and his former employer and one-half of his estimated Social Security benefit. The percentage would be 56%, subject to reduction if the total number of years of employment with Nordson and his former employer is less than 35. (Mr. Madar had 20 and 2/3 years of employment with his former employer). The benefit would also be reduced by 5% per year for retirement before age 60. The benefit could, at Mr. Madar's election, be paid in a lump sum or in any other form permitted under the Salaried Employees' Pension Plan. Mr. Madar terminated his employment from the Company on October 31, 1997 by reason of his retirement and elected to receive his supplemental pension benefit in a lump sum.

On October 31, 1997, the Company entered into a consulting agreement with Mr. Madar. The agreement's term runs from November 3, 1997 to October 31, 1999 and provides for payments of $25,000 per quarter, plus reimbursement of certain expenses, for the term of the agreement.

Nordson has also agreed to provide Mr. Jackson with a supplemental pension benefit in order to restore the benefits he would have received if he had remained with his former employer. This benefit is calculated on the same basis as Mr. Madar's supplemental pension benefit. Mr. Jackson had 14 years of employment with his former employer.

Nordson has also agreed to provide Mr. Campbell with a supplemental pension benefit in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell's supplemental pension benefit will equal the amount by which his pension benefit under the Salaried Employees' Pension Plan would be increased if his prior service with his former employer were recognized under the plan. His highest average annual compensation and reduction in benefit if he retires before age 60 will be calculated on the same basis as under Mr. Madar's and Mr. Jackson's supplemental pension benefits. Mr. Campbell's amount of benefit will also be reduced by the benefits payable under his former employer's pension plan. Mr. Campbell had 11 years of employment with his former employer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Eric Nord, who serves on the Compensation Committee, was formerly President and Chief Executive Officer of the Company.

                PROPOSED AMENDMENTS TO THE COMPANY'S REGULATIONS
                          (PROPOSALS NO. 1 THROUGH 5)

At a meeting held on October 31, 1997, the Company's Board of Directors approved, and recommended that the Company's shareholders adopt, amendments to the Company's existing regulations. These amendments, which would be included in the 1998 Amended Regulations of the Company, are the following: (1) an increase in the shareholder vote required to call a special meeting of shareholders from 25% to 50%, (2) an increase in the shareholder vote required to change the number of directors from a majority of the shares represented at the meeting to 80% of the outstanding shares, while giving the Board of Directors unlimited discretion in changing the number of directors, (3) the establishment of procedures applicable to the proposal of business at a shareholders meeting and an increase in the notice period for the nomination by shareholders of candidates for election as directors, (4) a requirement that the Company advance legal fees to directors and officers in the event of a pending or threatened action against them by reason of the fact that they are or were directors or officers of the Company, and (5) an increase in the shareholder vote required to amend the foregoing provisions and certain other provisions of the Company's regulations from a majority to 80% of the outstanding shares.

In accordance with the rules of the Securities and Exchange Commission, shareholders are being asked to vote on each of these proposed amendments separately. For convenience, the amendments that are adopted by the shareholders will be incorporated into the 1998 Amended Regulations of the Company; accordingly, a vote to approve any of the amendments will be deemed to be a vote to adopt the 1998 Amended Regulations that incorporate that amendment.

The text of the amendments is included at the end of this proxy statement. Although the following description is a summary of the material changes made by the proposed amendments, it should be read in conjunction with, and is qualified by reference to, the full text amendments.

BACKGROUND; ANTITAKEOVER EFFECT

In 1997, the Company undertook an analysis of its articles of incorporation, regulations, and shareholder rights plan to determine whether they should be changed in order to enhance the ability of the Company's Board of Directors to promote the interests of the Company and its shareholders, employees, and other constituents in the context of an unsolicited tender offer for the Company. This analysis was occasioned by the scheduled expiration of the shareholder rights plan in September 1998, and not by a perceived threat of any specific takeover attempt. The Company is not aware of any such attempt. The Company does not presently intend to propose other antitakeover measures in future proxy solicitations.

As a result of this analysis, the Company's Board of Directors concluded that changes should be made to the Company's existing regulations in order to address the possibility that an unsolicited tender offer for the Company might be coupled with a proxy contest designed to undermine the effectiveness of the Board. If confronted with an unsolicited tender offer, it is likely that the Company's Board of Directors would seek to evaluate the terms of the tender offer while exploring other strategic alternatives, including the possibility of negotiating a higher price for the Company. In order to prevent the Company from pursuing other alternatives and to undermine the Board's bargaining power, the person making the tender offer or arbitragers might solicit consents to call a special meeting of shareholders and then solicit proxies for the purpose of increasing the number of directors and electing its own candidates as directors ("packing" the Board) or taking other measures intended to force a sale of the Company. The proposed amendments would make it more difficult for the person making the tender offer to call a special meeting and, if a meeting were called, to increase the number of directors in order to "pack" the Board. They would also require advance notice of, and the disclosure of material information about, any shareholder proposals to be brought before the meeting.

The Company's regulations currently provide for a classified Board of Directors, comprised of two classes of three members and one class of four members. The existence of a classified board, together with the ability to remove a director only for cause, would make more difficult any hostile attempt to take control of the Company through a proxy contest. In order to change the membership of a majority of the Board of Directors, at least two years would be required. The Company's Articles of Incorporation currently provide that, unless a "fair price" requirement and other conditions are met, the affirmative vote of the holders of 80% of the outstanding shares is required to approve certain transactions between the Company and an "interested shareholder," including a merger or consolidation, certain dispositions of assets or issuances of securities, the liquidation or dissolution of the Company proposed by an interested shareholder, or certain reclassifications or recapitalizations. An "interested shareholder" is defined as any person that, together with its affiliates or associates, is the beneficial owner of shares with at least 20% of the voting power of the Company in elections of directors.

The proposed amendments could have the effect of deterring certain persons from initiating an unsolicited tender offer or a proxy contest. Such a tender offer and proxy contest could, at least temporarily, increase the market price of the Company's shares. Consequently, if the proposed amendments are adopted, and under that set of circumstances, the Company's shareholders could be deprived of an opportunity to sell their shares at higher market prices. Moreover, by possibly deterring an unsolicited tender offer or proxy contest, the proposed amendments might have the incidental effect of inhibiting certain changes in the Company's directors and management, some or all of whom might be replaced in the course of a change in control. The Company's Board of Directors believes, however, that the proposed amendments would enhance the ability of the Board to act in the interests of the Company and its shareholders in connection with an unsolicited tender offer and that this benefit outweighs any negative antitakeover effects that the proposed amendments might have.

PROPOSAL 1: INCREASE IN THE SHAREHOLDER VOTE REQUIRED TO CALL A SPECIAL MEETING OF SHAREHOLDERS FROM 25% TO 50%.

Description. The Company's existing regulations provide that the holders of 25% of all the shares outstanding and entitled to vote may call a special meeting of shareholders. Proposal 1 would increase this percentage from 25% to 50%.

This proposed amendment would also provide that, in addition to the Secretary and Assistant Secretary specified in the Company's existing regulations, the President and any Vice President could give (or direct the giving of) notice of a special meeting of shareholders.

Discussion. Under the Ohio General Corporation Law (the "Ohio Law"), the holders of 25% of the outstanding shares may call a special meeting of shareholders unless the articles of incorporation or regulations specify a smaller or larger percentage. The percentage may not, however, exceed 50%. This proposed amendment would, therefore, increase to the maximum the percentage of outstanding shares that would be required to call a special meeting.

As discussed above, the purpose of this proposed amendment is to make it more difficult for a person to call a special meeting of shareholders that, in the context of an unsolicited tender offer, might prevent the Company from pursuing other alternatives or undermine the Board's bargaining power. It would not, however, preclude the calling of a special meeting with the consent of the holders of 50% or more of the outstanding shares. Nor would it preclude any shareholder from proposing business, or nominating candidates for election as directors, at an annual meeting of shareholders, provided applicable procedures were followed. See Proposal 3: Establishment of procedures applicable to the proposal of business at a shareholders meeting and an increase in the notice period for the nomination of candidates for election as directors. This proposed amendment would apply to every special meeting of shareholders, whether or not in the context of an unsolicited tender offer.

If adopted, this amendment would be included as Section 2 and Section 3, Article I, of the 1998 Amended Regulations.

PROPOSAL 2: INCREASE IN THE SHAREHOLDER VOTE REQUIRED TO CHANGE THE NUMBER OF DIRECTORS FROM A MAJORITY OF THE SHARES REPRESENTED AT THE MEETING TO 80% OF THE OUTSTANDING SHARES; GIVING THE BOARD OF DIRECTORS UNLIMITED DISCRETION IN CHANGING THE NUMBER OF DIRECTORS.

Description. The Company's existing regulations provide that the Board of Directors will be divided into three classes consisting of not less than three directors each. The existing regulations also provide that the number of directors may be fixed or changed (1) by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present, by the vote of the holders of a majority of the shares represented at the meeting, or (2) by the directors at any meeting of the Board of Directors, by the vote of a majority of the directors then in office. After the number of directors in any class has been fixed by the shareholders, however, the directors may not increase or decrease that number by more than one.

Proposal 2 would increase the shareholder vote required to change the number of directors from a majority of the shares represented at the meeting to 80% of the outstanding shares and eliminate the restriction on the number of directors that may be added or subtracted by the Board of Directors.

Discussion. As discussed above, the purpose of this proposed amendment is to make it more difficult -- particularly in the context of an unsolicited tender offer -- for a person to "pack" the Company's Board of Directors by increasing the number of directors and electing its own candidates as directors. In the context of an unsolicited tender offer, the Board of Directors believes that the directors previously elected by the Company's shareholders would be more likely to act aggressively on behalf of the Company and its shareholders, whether in negotiating a possible sale of the Company or in pursuing other alternatives, than would candidates nominated by the person making the tender offer or arbitragers. The proposed amendment would, however, apply to every meeting of shareholders, whether or not in the context of an unsolicited tender offer, and could, in conjunction with the classification of the Board of Directors, make it more difficult for shareholders to alter the composition of the Board.

A minority of shareholders holding over 20% of the Company's Common Shares could block a change in the number of directors proposed at any meeting of shareholders called to elect directors that may be desired by a majority of shareholders. The executive officers and directors of the Company currently beneficially own, in the aggregate, 6,364,446 Common Shares, or approximately 36.2% of the Common Shares outstanding.

If adopted, this amendment would be included as Section 1, Article II, of the 1998 Amended Regulations.

PROPOSAL 3: ESTABLISHMENT OF PROCEDURES APPLICABLE TO THE PROPOSAL OF BUSINESS AT A SHAREHOLDERS MEETING; INCREASE IN THE NOTICE PERIOD FOR THE NOMINATION OF CANDIDATES FOR ELECTION AS DIRECTORS

Description. The Company's existing regulations contain procedures for the nomination of candidates for election as directors, but not for the proposal of other business at shareholders meetings. Proposal 3 would establish procedures applicable to the proposal of business at shareholders meetings and increase the notice period for the nomination of candidates for election as directors.

Under this proposed amendment, the Chairman of the Board, or another officer designated by the Board of Directors, would call shareholders meetings to order and will preside at the meetings. The presiding officer would determine the order of business at the meeting and have the authority to regulate the conduct of the meeting, including limiting the persons (other than shareholders and their duly appointed proxies) who may attend the meeting; determining whether any shareholder or his or her proxy should be excluded from the meeting because the shareholder or proxy has disrupted or is likely to disrupt the meeting; determining the circumstances in which any person may make a statement or ask questions at the meeting; and establishing such other procedures as the presiding officer may deem appropriate for the orderly conduct of the meeting.

Under this proposed amendment, at an annual meeting of shareholders, only business that is properly brought before the meeting will be considered. To be properly brought before an annual meeting of shareholders, business must be specified in the notice of the meeting, or any supplement to that notice, brought before the meeting by the presiding officer or by or at the direction of the Board of Directors, or properly requested by a shareholder to be brought before the meeting.

For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (1) be a shareholder of the Company of record at the time of the giving of the notice for the meeting and at the time of the meeting, (2) be entitled to vote at the meeting, and (3) have given timely written notice of the business to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the annual meeting; except that, if the first public announcement of the date of the meeting is not made at least 70 days prior to the date of the meeting, notice by the shareholder will be timely if it is received not later than the close of business on the tenth day following the day on which the first public announcement of the date of the meeting is made. A shareholder's notice must set forth, as to each matter the shareholder proposes to bring before the meeting, a description in reasonable detail of the business proposed to be brought before the meeting, the name and address of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, the class and number of shares that are owned of record and beneficially by the shareholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made, and any material interest of such shareholder or beneficial owner in such business. This provision will not affect any rights that the shareholder may have under rules promulgated by the Securities and Exchange Commission to request the inclusion of proposals in the Company's proxy statement.

Similarly, at a special meeting of shareholders, only such business as is properly brought before the meeting will be conducted. To be properly brought before a special meeting, business must be (1) specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary, or (2) brought before the meeting by the presiding officer or by or at the direction of the Board of Directors. If shareholders comply with the procedures for calling a special meeting, the purposes of the meeting will be specified in the notice of the meeting. See Proposal 1: Increase in the shareholder vote required to call a special meeting of shareholders from 25% to 50%.

The procedures for the nomination by shareholders of candidates for election as directors in the Company's existing regulations require advance notice of the nominations as well as the disclosure of material information about the shareholder making the nomination and the candidate being nominated. To be timely under the existing regulations, the notice and information must be given at least 30 days before the shareholders meeting. Under the proposed amendment, the notice and information would need to be received by the Company not less than 60 nor more than 90 days prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least 70 days prior to the date of the meeting, notice by the shareholder will be timely if it is received not later than the close of business on the tenth day following the day on which the first public announcement of the date of the meeting is made.

Discussion. The Company's Board of Directors believes that the procedures for the proposal of business at shareholders meetings will enable the presiding officer to run an orderly meeting, notwithstanding the presentation of contested business. In addition, the requirement of advance notice and information, both for business to be presented at the meeting and for the nomination of candidates for election as directors, will give the Company's Board of Directors the time and information needed to consider the proposed business or candidates, to inform shareholders, and, if appropriate, to give shareholders the benefits of the Board's recommendations. The 30 day notice period for director nominations in the Company's existing regulations was too short for these purposes.

It is possible that this proposed amendment would discourage a shareholder from presenting business at a shareholders meeting, or nominating candidates for election as directors, if the shareholder cannot or does not wish to meet the notice and information requirements. If so, shareholders would be deprived of an opportunity to consider and vote upon the business or nominations.

If adopted, this amendment would be included as Section 7 of Article I, and
Section 3 of Article II, of the 1998 Amended Regulations.

PROPOSAL 4: OBLIGATION THAT THE COMPANY ADVANCE LEGAL FEES TO DIRECTORS AND OFFICERS IN CONNECTION WITH AN ACTION FOR WHICH INDEMNIFICATION IS REQUIRED

Description. The Company's existing regulations provide that the Company will indemnify, to the full extent permitted or authorized by the Ohio Law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Under Proposal 4, the Company would also pay, to the full extent permitted or authorized by the Ohio Law, expenses, including attorneys' fees, as they are incurred by any director or officer in defending any such action, suit, or proceeding.

Discussion. Under the Ohio Law, unless a corporation's articles or regulations otherwise provide and unless the liability asserted involves certain improper distributions or loans to directors, officer, or shareholders, a corporation is required to advance expenses, including attorneys' fees, as they are incurred by a director in defending such an action, suit, or proceeding upon receipt by the corporation of an undertaking in which the director agrees to (1) repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his act or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

Under the Ohio Law, a corporation is permitted to advance expenses, including attorneys' fees, as they are incurred by a director or officer in defending such an action, suit, or proceeding, as authorized by the directors in a specific case, upon receipt by the corporation of an undertaking in which the director or officer agrees to repay the amount if it ultimately is determined that he is not entitled to be indemnified by the corporation.

In addition, all of the Company's directors and officers are parties to Indemnity Agreements that, among other things, require the Company to advance expenses as they are incurred by the directors and officers upon receipt of an undertaking similar to the one described two paragraphs above.

Discussion. Due to the scope of the Ohio Law and the provisions in the existing Indemnity Agreements, this amendment does not materially alter the Company's existing obligations with respect to the advancement of expenses to directors and officers. It does, however, make the Company's regulations consistent with the Indemnity Agreements already in place.

If adopted, this amendment would be included as Article V of the 1998 Amended Regulations.

PROPOSAL 5: INCREASE IN THE SHAREHOLDER VOTE REQUIRED TO AMEND THE FOREGOING PROVISIONS OR CERTAIN OTHER PROVISIONS OF THE COMPANY'S REGULATIONS FROM A MAJORITY TO 80% OF THE OUTSTANDING SHARES

Description. The Company's existing regulations generally provide that the regulations may be amended, or new regulations may be adopted, by the shareholders at a meeting held for that purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal. Proposal 5 would create an exception: unless the amendment is approved and recommended by the Board of Directors, certain provisions of the regulations may not be amended without the affirmative vote or written consent of the holders of shares entitling them to exercise 80% of the voting power of the Company. These provisions consist of the foregoing proposed amendments as well as provisions relating to the classification of the Company's Board of Directors, provisions relating to the resignation and removal of directors (which state that a director may be removed during his or her term only for gross negligence or willful misconduct in the performance of his or her duties as a director) and the filling of vacancies, and provisions relating to the indemnification of directors and advancement of expenses.

To the extent that one or more of the proposed amendments is not approved by the Company's shareholders, this Proposal 5 would be modified to eliminate the reference to the provisions in the regulations corresponding to those amendments.

Discussion. The purpose of Proposal 5 is to prevent an amendment of the Company's regulations that revokes the specified provisions and, in the context of an unsolicited tender offer, prevents the Company from pursuing other alternatives or undermines the Board's bargaining power. As such, Proposal 5 helps to carry out the purpose of the other provisions.

It is possible that this proposed amendment would prevent or discourage amendments to the Company's regulations that are supported by the holders of more than 50% but less than 80% of the outstanding shares, but not by the Company's Board of Directors. It is also possible that some of these amendments might address governance concerns that are unrelated to an unsolicited tender offer. However, on balance, the Company's Board of Directors believes that it is in the interests of the Company and its shareholders. A minority of shareholders holding over 20% of the Company's Common Shares could block certain amendments to the regulations that may be desired by a majority of shareholders. The executive officers and directors of the Company currently beneficially own, in the aggregate, 6,364,446 Common Shares, or approximately 36.2% of the Common Shares outstanding.

If adopted, this amendment would be included as Article IX of the 1998 Amended Regulations.

BOARD RECOMMENDATION; REQUIRED VOTE

THE COMPANY'S BOARD OF DIRECTORS, FOR THE REASONS SET FORTH ABOVE, RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSED AMENDMENTS. The affirmative vote of the holders of a majority of the outstanding shares of the Company is required to approve the amendments.

                              INDEPENDENT AUDITORS

Ernst & Young LLP has been appointed as Nordson's independent auditors for the fiscal year ending November 1, 1998. Ernst & Young LLP or a predecessor has served as Nordson's independent auditors since 1935. A representative of Ernst & Young LLP is expected to be present at the meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP's examination of Nordson's financial statements and records for the fiscal year ended November 2, 1997.

                                    GENERAL

VOTING AT THE MEETING

Shareholders of record at the close of business on January 13, 1998 are entitled to vote at the meeting. On that date, a total of 16,745,379 Nordson Common Shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President, or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, Nordson's shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Nordson's shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Under Ohio law, directors are elected by the votes of shareholders exercising a majority of the voting power of the corporation present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a director nominee.

If any of the nominees listed on page 2 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that any nominee will be unable or will decline to serve as a director.

The Board of Directors knows of no other matters that will be presented at the meeting other than the election of directors and the proposals to approve the adoption of each of the amendments to Nordson's Regulations. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to Nordson for receipt on or before October 2, 1998.

Nordson will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of Nordson may request proxies by telephone or in person. Nordson will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions.

Nordson will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Nordson's Annual Report to Shareholders, including financial statements for the fiscal year ended November 2, 1997, is being mailed to shareholders of record with this Proxy Statement.

                               For the Board of Directors

                               WILLIAM D. GINN
                               Secretary
January 30, 1998

                                   EXHIBIT A

                              NORDSON CORPORATION

                       PROPOSED AMENDMENTS TO REGULATIONS

PROPOSAL 1 -- AMEND SECTION 2 AND SECTION 3, ARTICLE I OF THE COMPANY'S REGULATIONS TO READ AS FOLLOWS:

SECTION 2, ARTICLE I

SECTION 2. SPECIAL MEETING. Special meetings of the shareholders of the Company may be held on any business day when called by the President, or by a Vice President; by the Board of Directors acting at a meeting or by a majority of the directors acting without a meeting; or by persons who hold fifty percent of all the shares outstanding and entitled to vote thereat. Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any person entitled to call a special meeting of the shareholders, that officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than seven or more than sixty days after the receipt of the request, as that officer may fix. If the notice is not given within thirty days after the delivery or mailing of the request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause the notice to be given by any designated representative. Each special meeting shall be called to convene between nine o'clock a.m. and four o'clock p.m. and shall be held at the principal office of the Company at Westlake, Ohio, unless the meeting is called by the directors, acting with or without a meeting, in which case the meeting may be held at any place either within or without the State of Ohio determined by the Board of Directors and specified in the notice of the meeting.

SECTION 3, ARTICLE I

SECTION 3. NOTICE OF MEETINGS. Not less than seven or more than sixty days before the date fixed for a meeting of the shareholders, written notice stating the time, place, and purposes of the meeting shall be given by or at the direction of the President, a Vice President, the Secretary, or an Assistant Secretary (or, if notice is not timely given, by a designated representative of the person calling the meeting under Section 2 of this Article I). The notice shall be given by personal delivery or by mail to each shareholder entitled to notice of the meeting who is not of record as of the date next preceding the day on which notice is given or, if a record date therefor is duly fixed, of record as of that date; if mailed, the notice shall be addressed to the shareholders at their respective addresses as they appear on the records of the Company. Notice of the time, place, and purposes of any meeting of shareholders may be waived in writing, either before or after the holding of the meeting, by any shareholders, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by him of notice of the meeting.

PROPOSAL 2 -- AMEND SECTION 1, ARTICLE II OF THE COMPANY'S REGULATIONS TO READ AS FOLLOWS:

SECTION 1. NUMBER AND CLASSIFICATION. The Board of Directors will be divided into three classes consisting of not less than three directors each. The number of directors may be fixed or changed (a) by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present, by the vote of the holders of shares representing eighty percent of the voting power in elections of directors, or (b) by the Board of Directors by the vote of a majority of the directors then in office. The terms in office of the directors in each of the classes will expire in consecutive years. At each annual election of directors, directors will be elected to the class whose term in office expires in that year and will hold office for a term of three years and until their respective successors are elected. In case of any increase in the number of directors of any class, the additional director or directors elected to that class will hold office for the remainder of the term in office of that class.

PROPOSAL 3 -- AMEND SECTION 7, ARTICLE I AND SECTION 3, ARTICLE II OF THE COMPANY'S REGULATIONS TO READ AS FOLLOWS:

SECTION 7, ARTICLE I

SECTION 7. ORDER OF BUSINESS.

          (a) The Chairman of the Board, or such other officer of the Company as may be designated by the Board of Directors, will call meetings of the shareholders to order and will preside at the meetings. The presiding officer will determine the order of business at the meeting and have the authority to regulate the conduct of the meeting, including (i) limiting the persons (other than shareholders and their duly appointed proxies) who may attend the meeting, (ii) determining whether any shareholder or his or her proxy should be excluded from the meeting because the shareholder or proxy has disrupted or is likely to disrupt the meeting, (iii) determining the circumstances in which any person may make a statement or ask questions at the meeting, and (iv) establishing such other procedures as the presiding officer may deem appropriate for the orderly conduct of the meeting.

          (b) At an annual meeting of the shareholders, only such business as is properly brought before the meeting will be considered. To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement to that notice) given by or at the direc-tion of the President, a Vice President, the Secretary, or an Assistant Secretary in accordance with Section 3 of this Article I, (ii) brought before the meeting by the presiding officer or by or at the direction of the Board of Directors, or (iii) properly requested by a shareholder to be brought before the meeting in accordance with subsection (c) of this
     Section 7.

          (c) For business to be properly requested by a shareholder to be brought before an annual meeting of the shareholders, the shareholder must
     (i) be a shareholder of the Company of record at the time of the giving of the notice for the annual meeting and at the time of the annual meeting,
     (ii) be entitled to vote at the annual meeting, and (iii) have given timely written notice of the business to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the annual meeting; except that, if the first public announcement of the date of the annual meeting is not made at least 70 days prior to the date of the meeting, notice by the shareholder will be timely if it is so received not later than the close of business on the tenth day following the day on which the first public announcement of the date of the meeting is made. A shareholder's notice must set forth, as to each matter the shareholder proposes to bring before the annual meeting, (A) a description in reasonable detail of the business proposed to be brought before the meeting, (B) the name and address, as they appear on the Company's books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares that are owned of record and beneficially by the shareholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder or beneficial owner in such business. This Section 7(c) will not affect any rights that the shareholder may have pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to request the inclusion of proposals in the Company's proxy statement.

          (d) At a special meeting of the shareholders, only such business as is properly brought before the meeting will be conducted. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the President, a Vice President, the Secretary, or an Assistant Secretary in accordance with Section 3 of this Article I (or, if notice is not timely given, by a designated representative of the person calling the meeting under Section 2 of this Article I), or (ii) brought before the meeting by the presiding officer or by or at the direction of the Board of Directors.

          (e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought in accordance with this Section 7 will be made by the presiding officer of the meeting. If the presiding officer determines that any business is not properly brought before the meeting, he or she will so declare to the meeting, and the business will not be considered or acted upon.

SECTION 3, ARTICLE II

SECTION 3. NOMINATION OF CANDIDATES FOR ELECTION AS DIRECTORS.

          (a) At a meeting of the shareholders at which directors are to be elected, only persons properly nominated as candidates will be eligible for election as directors. Candidates may be properly nominated either (i) by the Board of Directors or (ii) by any shareholder in accordance with subsection (b) of this Section 3.

          (b) For a shareholder properly to nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must (i) be a shareholder of the Company of record at the time of the giving of the notice for the meeting, (ii) be entitled to vote at the meeting in the election of directors, and (iii) have given timely written notice of the nomination to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least 70 days prior to the date of the meeting, notice by the shareholder will be timely if it is so received not later than the close of business on the tenth day following the day on which the first public announcement of the date of the meeting is made. A shareholder's notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the Securities and Exchange Commission that is used in connection with the solicitation of proxies for the election of the candidate as a director. If the officer presiding at the meeting determines that one or more of the candidates has not been nominated in accordance with these procedures, he or she will so declare at the meeting, and the candidates will not be considered or voted upon at the meeting.

PROPOSAL 4 -- AMEND ARTICLE V OF THE COMPANY'S REGULATIONS TO READ AS FOLLOWS:

The Company shall indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise. The Company shall pay, to the full extent permitted or authorized by the Ohio General Corporation Law, expenses, including attorneys' fees, as they are incurred by any director or officer in defending any such action, suit, or proceeding. The indemnification and advancement of expenses provided by this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the articles of incorporation or the regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of that person.

PROPOSAL 5 -- AMEND ARTICLE IX OF THE COMPANY'S REGULATIONS TO READ AS FOLLOWS:

These Regulations may be amended, or new Regulations may be adopted, by the shareholders at a meeting held for that purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal; except that, unless the amendment is approved and recommended by the Board of Directors, the provisions of Sections 2, 3, and 7 of Article I, Sections 1, 2, and 3 of Article II, Article V, and this Article IX may not be amended without the affirmative vote or written consent of the holders of shares entitling them to exercise 80% of the voting power of the Company. If the Regulations are amended or new Regulations are adopted without a meeting of the shareholders, the Secretary of the Company shall mail a copy of the amendment or the new Regulations to each shareholder who would have been entitled to vote thereon and did not participate in the adoption thereof.

                            YOUR VOTE IS IMPORTANT.
                          PLEASE SIGN, DATE AND RETURN
                                  YOUR PROXY.

                                 NORDSON CORPORATION

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 12, 1998
P            -----------------------------------------------------------
                  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R
     At the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on
O March 12, 1998, and at any adjournment, WILLIAM P. MADAR, ERIC T. NORD, and EVAN W. NORD, and each of them, with full power of substitution and
X resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:
Y    1. Election of three Directors.


            [ ]FOR all nominees listed below                       [ ]WITHHOLD AUTHORITY
               (except as marked to the contrary below).              to vote for all nominees listed below.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THOUGH THE NOMINEE'S NAME LISTED BELOW.

      William D. Ginn        Stephen R. Hardis        William L. Robinson

     2. Approval of an amendment to the Company's Regulations to increase the shareholder vote required to call a special meeting of shareholders.

                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     3. Approval of an amendment to the Company's Regulations to increase the shareholder vote required to change the number of directors, and to give the Board of Directors unlimited discretion in changing the number of directors.

                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     4. Approval of an amendment to the Company's Regulations to establish procedures for the proposal of business at a shareholders meeting and to increase the notice period for the nomination of directors.

                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     5. Approval of an amendment to the Company's Regulations to obligate the Company to advance legal fees to directors and officers in connection with an action for which indemnification is required.

                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                    (Continued and to be signed on reverse side)

                (Continued from other side)

     6. Approval of an amendment to the Company's Regulations to increase the shareholder vote required to amend certain provisions of the Company's Regulations.
                               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     7. Any other matter that may properly come before this meeting.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. The Board of Directors recommends a vote FOR approval of each of the amendments to Nordson Corporation's Regulations (Proposal Nos. 2 through 6). Unless otherwise specified above, this Proxy will be voted FOR the election as Directors of the nominees noted on the reverse side and FOR approval of each of the amendments to Nordson Corporation's Regulations (Proposal Nos. 2 through 6).

                                                  Date                , 1998
                                                       ---------------

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s) of shareholder(s)

                                                  NOTE: PLEASE SIGN EXACTLY AS
                                                  NAME APPEARS HEREON. JOINT
                                                  OWNERS SHOULD EACH SIGN. WHEN
                                                  SIGNING AS ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE FULL
                                                  TITLE AS SUCH.

        PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE -- NO POSTAGE
                                     NECESSARY.


                                   Proxy Card